MONTHLY REPORT - MAY 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of May 31, 2009
                was $ 732.87, up 0.6% from $ 728.32 per unit
                             as of April 30, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,752.514 units)at           $   1,276,392.36     1,789,191.21
   April 30, 2009
Addition of 137.312 units on May 1,                 100,007.47       145,010.31
   2009
Redemption of 0.000 units on May 31,                      0.00      (380,257.13)
   2009
Net Income (Loss)                                     8,590.37      (168,954.19)
                                               ----------------  ---------------
Ending Net Asset Value (1,889.826 units)      $   1,384,990.20     1,384,990.20
   on May 31, 2009                             ================  ===============
Net Asset Value per Unit at
May 31, 2009                                  $         732.87

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $      59,666.20       (20,659.71)
         closed contracts

      Change in unrealized gain (loss) on open      (13,243.96)       15,110.64
         contracts

   Interest income                                      117.91           710.08
                                                ---------------  ---------------
Total: Income                                        46,540.15        (4,838.99)
Expenses:
   Brokerage commissions                              7,280.92        42,064.33
   Operating expenses                                14,408.77        43,145.68
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             4,813.61        21,672.79
   Organizational & offering expenses                11,446.48        57,232.40
                                                ---------------  ---------------
Total: Expenses                                      37,949.78       164,115.20
                                                ===============  ===============
Net Income (Loss) - May 2009                  $       8,590.37      (168,954.19)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP